Exhibit 99.1
PRESS RELEASE

For Immediate Release
Ormat Technologies Contact:	Investor Relations Contact
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com
Ormat Technologies, Inc. Reports Second Quarter 2008 Results
Q2 net income increased 42.3% to $12.2 million;
Products Backlog Increased $144 million to $186 million
RENO, Nevada, August 5, 2008 —Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the second quarter of 2008.
Second Quarter Results
Electricity revenues for the second quarter increased by 11.6% to $61.8 million and product revenues decreased by 35.7% to $18.4 million. Total revenues for the second quarter were $80.2 million compared to $84.1 million for the second quarter of 2007, a decrease of 4.6%.
For the second quarter, the Company reported net income of $12.2 million, or $0.28 per share of common stock (basic and diluted), as compared to net income of $8.5 million, or $0.22 per share of common stock (basic and diluted), for the second quarter of 2007.
Commenting on the quarter’s results, Dita Bronicki, Chief Executive Officer of Ormat, stated: “We remain on track with projects scheduled to come online over the next two years with expected contribution of 101 MW by year’s end and 73 MW in 2009.
“Generating capacity for both the quarter and six-months increased even as scheduled maintenance reduced production at several projects. We also built a solid product backlog that added $176 million of new orders since the beginning of the year, out of which $66 million are still subject to a Notice to Proceed. These orders were geographically diverse with projects from New Zealand, Turkey and the United States.”
“The results confirm confidence in our growth goals. We secured additional leases and raised approximately $246 million in capital by completing two stock placements and the second leg of our tax monetization transaction. The funding received from these activities provides us with ample capital as we continue to advance our growth strategy,” Ms. Bronicki continued.
Electricity revenues for the three-month period ended June 30, 2008 were $61.8 million compared to $55.4 million in the year ago period, an increase of 11.6%. The increase in electricity revenues is primarily attributable to a net increase in domestic generating capacity of 3.6% to 539,966 MWh for the second quarter of 2008, as well as increased rates from the Puna Project due to higher oil prices. In addition, revenue increased from energy generated from the Amatitlan Project in Guatemala and the Momotombo project in Nicaragua.
Revenues from the Products Segment totaled $18.4 million for the quarter, compared to $28.7 million in 2007, a decrease of 35.7%. While revenues in the segment decreased, manufacturing and construction activities were not reduced, as manufacturing and construction activities for the Company’s internal projects increased.
Adjusted EBITDA for the second quarter of 2008 was $29.2 million, as compared to $30.6 million in the same quarter last year. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the operating income and depreciation and amortization totaling $1.3 million and $4.0 million for the quarters ended June 30, 2008 and 2007, respectively, related to the Company’s unconsolidated investments. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in this release.
Cash, cash equivalents and marketable securities as of June 30, 2008 increased to $137.8 million from $60.7 million as of December 31, 2007. In addition, we have unused bank lines of credits aggregating $160 million.
On August 5, 2008, Ormat’s Board of Directors approved the payment of a quarterly cash dividend of $0.05 per share pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income, subject to Board approval. The dividend will be paid on August 29, 2008 to shareholders of record as of the close of business on August 19, 2008. The Company expects to pay a dividend of $0.05 per share in the next quarter as well.
Commenting on the outlook for 2008, Ms. Bronicki said, “Following our second quarter earnings results, we expect our 2008 Electricity Segment revenues to be approximately $250 million. We also expect additional revenues of approximately $9 million from our share of electricity revenues generated by Mammoth that is accounted for under the equity method. With regard to our Products Segment, we maintain our guidance for 2008 revenues and expect them to be between $70 million and $80 million”.
Ms. Bronicki concluded, “The first half of 2008 yielded both top and bottom line growth that we expect will continue in the years to come, Ormat is well positioned to contribute to the mitigation of harmful effects of greenhouse gasses. We are pleased at the way in which both of our business segments are prepared for future growth, and look forward to the coming quarters.”
Six Month Results
For the six month-period ended June 30, 2008, total revenues were $149.6 million, an increase of 2.6% from $145.8 million in the same period last year. Net income for the period was $22.2 million, or $0.52 per share, compared to $2.7 million, or $0.07 per share, in the first half of 2007.
Electricity Segment revenues for the six-month period were $121.3 million, an increase of 22.5% from $99.0 million in the same period a year ago. Products segment revenues for the first half of 2008 were $28.3 million, a decrease of 39.5% from $46.8 million in the same period in 2007.
Adjusted EBITDA for the six-month period was $56.7 million, compared to $44.0 million in the same period a year ago. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the operating income and depreciation and amortization totaling $2.8 million and $8.2 million for the six months ended June 30, 2008 and 2007, respectively, related to the Company’s unconsolidated investments. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in the release.

Conference Call Details
Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 10:00 a.m. U.S. E.D.T. on Wednesday, August 6, 2008. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Event Calendar in the Investor Relations section of Ormat’s website.
A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. A replay will be available from 1:00 p.m. EDT on August 6, 2008 through 11:59 p.m. EDT, August 13, 2008. Please call: (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and enter the code 55770992.
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by more than 75 patents. Ormat currently operates the following geothermal and recovered energy-based power plants: in the United States — Brady, Heber, Mammoth, Ormesa, Puna, Steamboat and OREG 1; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria; and in Nicaragua — Momotombo.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2008.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Six-months periods Ended March 31, 2008 and 2007
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Revenues:
Electricity	$61,774	$55,360	$121,293	$99,018
Products	18,447	28,692	28,315	46,781

Total revenues	80,221	84,052	149,608	145,799

Cost of revenues:
Electricity	41,506	35,328	80,182	75,050
Products	15,704	24,214	23,754	40,138

Total cost of revenues	57,210	59,542	103,936	115,188

Gross margin	23,011	24,510	45,672	30,611

Operating expenses:
Research and development expenses	785	1,061	1,481	1,765
Selling and marketing expenses	2,020	3,822	5,539	5,808
General and administrative expenses	5,925	5,162	11,952	10,909

Operating income	14,281	14,465	26,700	12,129

Other income (expense):
Interest income	1,052	1,621	2,098	3,036
Interest expense	(2,867)	(7,070)	(6,470)	(14,852)
Foreign currency translation and transaction gains (losses)	(1,359)	41	(1,542)	(675)
Impairment of auction rate securities	—	—	(328)	—
Other non-operating income	309	(4)	349	348

Income (loss) before income taxes, minority interest, and equity in income of investees	11,416	9,053	20,807	(14)

Income tax benefit (provision)	(2,613)	(1,992)	(4,684)	3
Minority interest	2,950	305	5,155	305
Equity in income of investees	408	1,181	947	2,412

Net income	$12,161	$8,547	$22,225	$2,706

Earnings per share — basic and diluted	$0.28	$0.22	$0.52	$0.07

Weighted average number of shares used in computation of earnings per share:
Basic	43,828	38,123	42,995	38,116

Diluted	43,978	38,255	43,127	38,248

Net income for the three months ended June 30, 2008 and 2007 includes stock-based compensation expense of $1.0 million, or $0.02 per share (basic and diluted), and $1.0 million, or $0.03 per share (basic and diluted), respectively.
Net income for the six months ended June 30, 2008 and 2007 includes stock-based compensation expense of $2.1 million, or $0.05 per share (basic and diluted), and $1.6 million, or $0.04 per share (basic and diluted), respectively.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of June 30, 2008 and December 31, 2007
(Unaudited)

	June 30,	December 31,
	2008	2007
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$137,767	$47,227
Marketable securities	—	13,489
Restricted cash, cash equivalents and marketable securities Receivables:	33,156	29,236
Trade	52,461	46,519
Related entities	602	385
Other	13,176	9,008
Due to Parent	668	253
Inventories, net	13,391	10,312
Costs and estimated earnings in excess of billings on uncompleted contracts	1,560	3,608
Deferred income taxes	1,784	1,732
Prepaid expenses and other	8,721	7,059

Total current assets	263,286	168,828
Long-term marketable securities	3,142	2,762
Restricted cash, cash equivalents and marketable securities	4,313	5,605
Unconsolidated investments	29,306	30,560
Deposits and other	18,669	15,294
Deferred income taxes	11,888	12,427
Property, plant and equipment, net	820,018	743,386
Construction-in-process	320,249	234,014
Deferred financing and lease costs, net	13,195	14,044
Intangible assets, net	46,429	47,989

Total assets	$1,530,495	$1,274,909

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$87,778	$75,836
Billings in excess of costs and estimated earnings on uncompleted contracts	15,409	4,818
Current portion of long-term debt:
Limited and non-recourse	6,484	7,667
Full recourse	—	1,000
Senior secured notes (non-recourse)	21,655	25,475
Due to Parent, including current portion of notes payable to Parent	31,870	31,695

Total current liabilities	163,196	146,491
Long-term debt, net of current portion:
Limited and non-recourse	11,202	14,490
Senior secured notes (non-recourse)	266,136	273,840
Notes payable to Parent, net of current portion	9,600	26,200
Deferred lease income	74,856	76,198
Deferred income taxes	22,325	20,680
Liability for unrecognized tax benefits	5,817	5,330
Liabilities for severance pay	19,204	15,201
Asset retirement obligation	14,153	13,014

Total liabilities	586,489	591,444

Minority interest	123,306	65,382

Stockholders’ equity:
Common stock	45	41
Additional paid-in capital	698,433	513,109
Retained earnings	121,393	103,545
Accumulated other comprehensive income	829	1,388

Total stockholders’ equity	820,700	618,083

Total liabilities and stockholders’ equity	$1,530,495	$1,274,909

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of adjusted EBITDA
(Unaudited)
We calculate EBITDA as net income before interest, taxes, depreciation and amortization, equity income of investees, minority interest and other non-operating expense (income). We calculate adjusted EBITDA to include operating income, depreciation and amortization, interest and taxes attributable to our equity investments in the Mammoth and Leyte Projects. EBITDA and adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net income to EBITDA and adjusted EBITDA, for the three and six-month periods ended June 30, 2008 and 2007:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Net income	$12,161	$8,547	$22,225	$2,706
Adjusted for:
Equity in income of investees	(408)	(1,181)	(947)	(2,412)
Minority interest	(2,950)	(305)	(5,155)	(305)
Interest expense, net (including amortization of deferred financing costs)	1,815	5,449	4,700	11,816
Other non-operating income	1,050	(37)	1,193	327
Income tax provision (benefit)	2,613	1,992	4,684	(3)
Depreciation and amortization	13,601	12,134	27,232	23,694

EBITDA	27,882	26,599	53,932	35,823
Equity in income of Mammoth-Pacific L.P. and Ormat Leyte	408	1,181	947	2,412
Depreciation, amortization, interest and taxes attributable to the Company’s equity in Mammoth-Pacific L.P. and Ormat Leyte	918	2,848	1,837	5,752

Adjusted EBITDA	$29,208	$30,628	$56,716	$43,987